EXHIBIT 99.1

                                                           For Immediate Release

PRESS RELEASE

                                NTL INCORPORATED
                          ANNOUNCES CLOSING OF SALE OF
                         CONVERTIBLE SUBORDINATED NOTES

     New York, New York; (December 16, 1998) - NTL Incorporated  (Nasdaq:  NTLI;
Easdaq:  NTLI.ED)  announced that it has closed its sale of  approximately  $600 million gross proceeds 7% Convertible Subordinated Notes due 2008 (the "Convertible Notes").

     The net proceeds of the offering will be used for construction, working capital, capital expenditures and general corporate purposes.

     The Convertible Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     Accordingly, the Convertible Notes have been offered and sold within the United States under Rule 144A only to "qualified institution buyers" and in transactions exempt from the registration requirements of the Securities Act to a limited number of "accredited investors".



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     For  information  contact:  John F.  Gregg,  Managing  Director - Corporate
Finance & Development; Michael Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development or Richard J. Lubasch, Senior Vice President - General Counsel, at (212) 906-8440; in UK: Alison Smith at 01252-402662; or via e-mail at investor_relations@ntli.com.